Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Gilead Sciences, Inc. 2022 Equity Incentive Plan of our report dated February 24, 2026, with respect to the consolidated financial statements of Gilead Sciences, Inc. and the effectiveness of internal control over financial reporting of Gilead Sciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Mateo, California
May 7, 2026